Exhibit 1

19 March 2003
193/03—jmd

For immediate release

DRD'S IN-HOUSE LEGAL ADVISOR RESIGNS

        Durban Roodepoort Deep, Limited (DRD) confirms that it received a letter of resignation late yesterday (Tuesday, 18 March) from its in-house legal advisor, Ms Benita Morton.

        The letter contains a number of allegations against the company and senior executives. The allegations include constructive dismissal. The company denies the allegations.

Queries:	Ilja Graulich, Durban Roodepoort Deep, Limited +27 11 381 7800 (office) +27 83 604 0820 (mobile)

James Duncan, Russell & Associates +27 11 880 3924 (office) +27 82 892 8052 (mobile)